Exhibit 99.5

             RULES GOVERNING THE SODEXHO ALLIANCE JANUARY 27, 2003
                              STOCK OPTION PLAN C

         Options granted by the Board of Directors on January 27, 2003
  (Plan governed by sections 208-1 to 208-8-1 of the French Companies Act of July 24, 1966, authorized by the Sodexho Alliance Extraordinary Shareholders'
                         Meeting of February 21, 2000)

1.   OPTION HOLDER

     - Option holders should be employees of a Sodexho group company, the link of which to Sodexho Alliance should be that as described in section 225-180 of the French Commercial Code.

     - The rights attached to stock options are non-assignable up to the date of exercise of the options. They cannot be given in donation while living.

          However, in the case of death of an option holder, while any unexercised options are outstanding, the option holder's estate may exercise the options as specified below.

2.   TERM OF THE OPTIONS

     The options will be valid during a six-year time period, from January 27, 2003 to and including January 26, 2009.

     Twenty five percent (25%) of the options granted vest and become exercisable on each anniversary of the date options are granted (January 27, 2003) so that the entire Option is vested after four (4) years (January 27, 2007). In the event of an initial individual Grant that cannot be divided by 4, the first three vesting dates will be rounded up to the nearest whole number, and the fourth vesting date will adjust to the initial grant.

     If during the six-year time period that options are valid:

     - The option holder terminates employment from any company of the Sodexho Group due to disability, he or she will be permitted to exercise such vested options during the earlier of a one-year period following date of contract termination or January 26, 2009. All other options shall be forfeited. Such shares shall be exercisable in accordance with Section 5.

     - The option holder retires, will be permitted to exercise such vested options during the earlier of 90 days following date of contract termination or January 26, 2009. All other options shall be forfeited. Such shares shall be exercisable in accordance with
          Section 5. These provisions shall be applicable unless option holder satisfies the criteria for "approved retiree status," under which he or she will vest in the option award even after his or her retirement in accordance with the vesting principles; the award will be exercisable in accordance with Section 5. The Senior Vice President for Human Resources of Sodexho, Inc. Shall approve rules and procedures with respect to "approved retiree status".

     - The option holder terminates employment with any company of the Sodexho Group before January 27, 2007, all his or her unvested options shall be forfeited and he or she will be permitted to exercise vested options during the 90 days following date of contract termination. If the option holder terminates employment with any company of the Sodexho Group after January 27, 2007, he or she will be permitted to exercise vested options during the earlier of 90 days following date of contract termination or January 26, 2009. All other options shall be forfeited. Such shares shall be exercisable in accordance with Section 5. Notwithstanding the foregoing, in case of termination due to gross misconduct on behalf of option holder, all vested and unvested options shall be forfeited on day of notice. Gross misconduct means termination for cause in any of the following events: theft, embezzlement, fraud or willful misconduct, which is material.


                                  Exh. 99.5-1
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     -    The option holder dies, his or her estate will be permitted to exercise vested options during the earlier of the one-year period following date of death or January 26, 2009. If death occurs during the three-month grace period following option holder's termination, option holder's estate will be permitted to exercise options vested as above described until the end of the three-month period but no later than January 26, 2009. Such shares shall be exercisable in accordance with Section 5. All other options shall be forfeited.

     - If the option holder is on a leave of absence of more than 12 months, the option holder shall be considered terminated from employment for purposes of this agreement and the provisions relating to employment termination shall apply as previously described in this section. The 12 months period may be extended by approval of the Senior Vice President for Human Resources of Sodexho, Inc.

3.   SUSPENSION OF THE RIGHT TO EXERCISE THE OPTIONS

     - The Board of Directors may suspend the right to exercise the options, if necessary. Exercise rights will be suspended in connection with any transactions involving the company's capital which require accurate prior knowledge of the number of shares outstanding, or any of the transactions referred to in paragraph 4 which entail an adjustment of the option exercise price and the number of shares that may be acquired per option.

     - The company will give option holders at least 8 days' notice of any such suspension, specifying the date from which the suspension will apply and the date on which it will be lifted. Under no circumstances will the suspension period exceed 3 months.

     - If the option exercise period is due to expire while the right to exercise the options is suspended, the exercise period will be considered as expiring on the suspension date. In this case, option holders will be given at least one month's notice of the planned suspension.

4.   OPTION EXERCISE PRICE

     The option exercise price, determined in accordance with the law, has been set at EUR 24.

     The exercise price will not be subject to change during the life of the options. However, if the company carries out any of the transactions listed below, the exercise price will be adjusted as follows:

          1) In the case of a share issue paid up in cash, or the issuance of convertible or exchangeable bonds or bonds with stock warrants, the option exercise price will be reduced by an amount equal to the exercise price multiplied by the ratio between the value of the share subscription rights attached to the securities issued and the value of the share before the rights are detached.

               For the purpose of calculating this ratio:

               a) The value of the share before the rights are detached will be determined based on the average of the prices quoted over the period of 20 trading days ending one month before the date on which the rights are detached.

               b) The value of the subscription right will be the theoretical value computed based on the value of the share before the rights are detached, as defined above, the issue price of the new shares and the proportion of shares subscribed.

          2) In the case of a bonus share issue paid up by capitalizing retained earnings, net income or additional paid-in capital, or a stock-split or reverse stock-split, the exercise price will be adjusted by multiplying the price by the ratio between the number of shares outstanding before and after the transaction.

          3) In the case of distribution of retained earnings, in cash or in the form of shares taken from treasury stock, the exercise price will be reduced by an amount equal to the exercise price multiplied by the ratio between the value of the cash or shares distributed per share and the value of the shares before the distribution.


                                  Exh. 99.5-2
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               For the purpose of calculating this ratio, the value of the distributed shares and the value of the shares before the distribution will be determined based on the average of the prices quoted over the period of 20 trading days ending one month before the distribution date.

          4)   In the case of a capital reduction to absorb losses:

               a) If the capital reduction is carried out by reducing the number of shares in issue, the exercise price will be adjusted by multiplying this price by the ratio between the number of shares outstanding after and before the capital reduction;

               b) If the capital reduction is carried out by reducing the par value of the shares, the exercise price will be adjusted by multiplying this price by the ratio between the par value of the shares after and before the capital reduction;

               Adjustment of the number of shares that may be acquired per option: in all of the above cases, the new number of shares that may be acquired on exercise of the options will be equal to the ratio between the total value of the options not yet exercised and the new option exercise price, rounded up to the next whole number.

          5)   Merger, demerger:

               In the event that the issuer is merged into another company, or merges with other companies to form a new entity, or is broken up and its net assets transferred to existing or new companies, option holders will be entitled to exercise their options for shares in the absorbing company or the new company (or companies). The number of shares that may be acquired on exercise of the options will be determined by adjusting the number of shares in the issuing company that could be acquired on exercise of the options - after taking into account any adjustments provided for in paragraphs 1 to 4 above - based on the ratio applied for the exchange of the issuing company's shares for shares in the absorbing company or the new company (or companies).

5.   EXERCISE OF OPTIONS

     - The rights attached to the option award herein described are exercisable for ordinary shares of Sodexho Alliance.

     - The options are exercisable upon vesting but no later than January 26, 2009, in a single transaction or in several successive transactions, or at any other time as defined in section 2.

     - Option holders who wish to exercise all or some of their options to purchase shares should notify the Human Resources Director of Sodexho Alliance or the authorized representative as designated by Sodexho Alliance. All exercises shall be in accordance with procedures approved by Sodexho Alliance and communicated to option holders.

     - Sodexho Alliance, or its designated representative, shall have the power and the right to deduct from any amount otherwise due to the option holder, or withhold, or require the option holder to remit to Sodexho Alliance, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this agreement.

     - Regardless of whether an option is vested or not, option holders may exercise their stock options only if a registration statement on Form S-8 with respect to the shares underlying the options has been declared effective or any appropriate exemption from registration under the US securities laws is available.

     - In exercising their options, option holders become owners of ordinary shares in Sodexho Alliance. Unless the option holder or the company gives written notice on or before the day of exercise, the Company will transform these Shares into American Depositary Shares (ADS's), representing ordinary shares of Sodexho Alliance, which are negotiable on the New York Stock Exchange. This transformation will


                                  Exh. 99.5-3
          take place based upon existing parity between an ADS and a Sodexho Alliance ordinary share on the day of exercise.

6.   OWNERSHIP AND SALE OF THE SHARES

     If the beneficiary is a French tax resident as at the date when he or she wishes to sell the shares purchased by exercise of his or her options, he or she will not be permitted to process before January 27, 2007.

7.   APPLICABLE LAW

     -    The laws of France govern the stock options.

     - In the event of a dispute, the French version shall prevail. It is available upon request.

     - The French courts will have exclusive jurisdiction should a dispute occur.

THE BOARD OF DIRECTORS


                                  Exh. 99.5-4